Exhibit 10.1
Stock Purchase Agreement
Between
Hyundai Syscomm Corp.
And
US Dataworks, Inc.
Dated December 29, 2006
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Stock Purchase Agreement
     This Stock Purchase Agreement (this “Agreement”) is dated as of December 29, 2006, by and between
     Hyundai Syscomm Corp., a California corporation with a place of business at 1065 East Hillsdale Boulevard, Suite 247, Foster City, California 94404 (“Hyundai”), and
     US Dataworks, Inc., a Nevada corporation with a place of business at 5301 Hollister Road, Suite 250, Houston, Texas 77040 (“UDW”).
     WHEREAS, Hyundai or an affiliate of Hyundai (“HYUNDAI”) manufactures automated teller machines/teller-less kiosks (the “Machines”); and
     WHEREAS, UDW has developed and owns proprietary payment processing software (the “UDW Software”); and
     WHEREAS, HYUNDAI and UDW believe that the UDW Software and other software identified by HYUNDAI for integration with the UDW Software (the “Other Software”, and together with the UDW Software, the “Enhanced Machine Software”) can be integrated with the Machines to make the Machines incorporating the Enhanced Machine Software (the “Enhanced Machines”) possess enhanced functionality and have greater value; and
     WHEREAS, UDW and Hyundai are executing and delivering a Software Integration and Resale Agreement, substantially in the form attached hereto as Exhibit A (the “SI&R Agreement”), dated as of the date hereof, pursuant to which, among other things: (i) UDW agrees at its own expense to integrate the Enhanced Machine Software into the Machines; (ii) UDW agrees to use its best efforts to resell and lease to customers in North America and India (the “UDW Territory”) Machines and Enhanced Machines having an aggregate resale value of at least Twenty Five Million ($25,000,000)(such amount, the “Minimum Revenues”) on or prior to March 31, 2008; (iii) UDW will have the exclusive right to sell Enhanced Machines in the UDW Territory; (iv) Hyundai will install the Machines and the Enhanced Machines resold and leased by UDW in the UDW Territory and provide maintenance for such Machines and Enhanced Machines; (v) UDW will provide maintenance for the Enhanced Machine Software; and (vi) HYUNDAI will have the exclusive right to sell, lease and maintain Machines and Enhanced Machines in all countries of the world outside of North America and India (the “Hyundai Territory”), with UDW providing maintenance support of the Enhanced Machine Software for an agreed maintenance fee (to be determined); and
     WHEREAS, the aforementioned Minimum Revenues of $25,000,000 are based upon a presumed gross profit of not less than Thirty-Five Percent (35%) of the retail value for the Machines and Enhanced Machines resold and leased by

UDW. For this Agreement, Gross Profits (“Gross Profits”) shall mean the sum of: (i) actual retail purchase price paid, less the Parties’ cost of goods sold (not to exceed 35% in any instance) recognized by UDW from the sale of Machines and Enhanced Machines by UDW in the UDW Territory, and (ii) actual lease revenues paid, less the Parties’ financing cost of the acquiring the Machines and the Enhanced Machines that are placed on lease recognized by UDW from the lease of Machines and Enhanced Machines by UDW in the UDW Territory.
     WHEREAS, Hyundai wishes to acquire up to Thirty-Nine And Nine-Tenths Percent (39.9%) of the outstanding shares of Common Stock (“Common Stock”) of UDW and UDW is willing to sell Hyundai up to Thirty-Nine And Nine-Tenths Percent (39.9%) of the outstanding shares of Common Stock upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the shares of UDW’s Common Stock to be delivered to the Escrow Agent referred to below or to Hyundai as Warrant Shares referred to below shall be evidenced by stock certificates registered in the name of Hyundai that bear a bear a restrictive legend (the “Legend”) that indicates that the shares evidenced thereby (i) have not been registered under the Securities Act of 1933 (the “Securities Act”), (ii) are subject to a voting agreement as set forth herein, and (iii) are subject to a certain Minimum Revenue Adjustment as set forth herein; and
     WHEREAS, Six Million One Hundred Thousand (6,100,000) shares of UDW’s Common Stock (the “Escrow Shares”) are being delivered to Hirshfield Law, a mutually acceptable third party escrow agent (the “Escrow Agent”), under an escrow agreement (substantially in the form attached hereto as Exhibit B), to be executed as of the date of this Agreement among UDW, Hyundai and the Escrow Agent (the “Escrow Agreement”), subject to the terms and conditions of the Escrow Agreement; and
     WHEREAS, the purchase price of the Escrow Shares is One Million Five Hundred Thousand Dollars ($1,500,000) (equal to $0.2459 per share) and such purchase price will be deposited by Hyundai with the Escrow Agent in accordance with the Escrow Agreement; and
     WHEREAS, the Escrow Shares are duly authorized newly issued shares of Common Stock of UDW and are evidenced by thirteen (13) stock certificates (the “Escrow Certificates”), twelve (12) of which each evidence Five Hundred Thousand (500,000) of the Escrow Shares and one (1) of which evidences One Hundred Thousand (100,000) of the Escrow Shares; and
     WHEREAS, in order to facilitate Hyundai’s ability to sell Enhanced Machines in the Hyundai Territory, Hyundai shall be permitted to set up new entities in each country in the Hyundai Territory that use the name
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Hyundai UDW or a name incorporating both such names. Hyundai shall be the sole owner of each such entity and Hyundai’s only obligation to UDW for incorporating UDW’s name into any such entity is, inter alia, to pay UDW a royalty (to be determined later) for the use of UDW’s name, the incorporation of the UDW Software and the UDW transaction fee (where applicable)in the Enhanced Machines sold in the Hyundai Territory; and
     WHEREAS, in order to permit Hyundai to become and remain a Thirty-Nine and Nine-Tenths Percent (39.9%) holder of UDW Common Stock: (i) Hyundai and UDW have agreed to compensate Hyundai for a portion of the Gross Profits; and (ii) UDW is issuing and delivering to Hyundai a warrant dated the date hereof (the “Warrant”), substantially in the form attached hereto as Exhibit C; and
     WHEREAS, Hyundai will not be able to exercise the Warrant for the purchase of any UDW Common Stock shares issuable under the Warrant (“Warrant Shares”) unless and until such Warrant is approved by the UDW shareholders; and
     WHEREAS, the Warrant will expire on the tenth (10th) anniversary of its date and cover a number of shares that will permit Hyundai to achieve and maintain a Thirty-Nine And Nine-Tenths Percent (39.9%) ownership interest in UDW Common Stock, provided that UDW is able to recognize adequate levels of Gross Profits; and
     WHEREAS, the Warrant shall contain a cashless exercise feature; and
     WHEREAS, the Warrant will vest and become exercisable, in accordance with its terms, as Hyundai is credited with its proportion of the Gross Profit; and
     WHEREAS, the formula UDW and Hyundai have agreed on provides UDW with Fifty Percent (50%) of Gross Profits and to provide Hyundai with a credit for the remaining Fifty Percent (50%) of such Gross Profits, except as otherwise modified as provided herein; and
     WHEREAS, UDW and Hyundai have agreed that Hyundai may, at its election, take its proportion of the Gross Profits in the form of cash and/or Warrant Shares; and
     WHEREAS, the Warrant Shares, when issued upon exercise of the Warrant, will be duly authorized newly issued shares of UDW Common Stock issued to or upon the direction of Hyundai; and
     WHEREAS, in the event the Minimum Revenues are not recognized by UDW by March 31, 2008, Hyundai shall pay UDW a Minimum Revenues
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Adjustment (as such term is defined in Section 7.4, herein) over and above the purchase price it paid for the Escrow Shares, such Minimum Revenues Adjustment to be paid at Hyundai’s option in cash or in shares of UDW Common Stock valued at the Adjustment Price Per Share (as such term is defined in Section 7.4); and
     WHEREAS, UDW and Hyundai are executing and delivering a registration rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), dated as of the date hereof, pursuant to which, among other things, UDW has agreed to register for resale under the Securities Act the Escrow Shares and the Warrant Shares; and
     WHEREAS, Hyundai will execute and deliver to UDW a proxy (the “Voting Agreement”), substantially in the form attached hereto as Exhibit E, for the voting of all Escrow Shares and Warrant Shares owned or controlled by Hyundai; and
     WHEREAS, the issuance and delivery of the Escrow Shares to the Escrow Agent, the execution and delivery of this Agreement, the SI&R Agreement, the Warrant, the Voting Agreement and the Registration Rights Agreement are to take place at a closing (the “Closing”) to be held by telephone pursuant to Article 1 of this Agreement; and
     WHEREAS, UDW and Hyundai (collectively, the “Parties” and sometimes individually, a “Party”) desire to execute and deliver this Agreement and the related documentation specifically contemplated hereby (collectively, the “Transaction Documents”); and
     WHEREAS, the Parties desire to make certain representations, warranties, and agreements in connection with the transactions contemplated hereby (the “Transaction”);
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
THE CLOSING
     1.1 The Closing. The Closing will take place on the date of this Agreement (the “Closing Date”). The Closing will be held by telephone, at which time the documents and instruments necessary or appropriate to effect the transactions contemplated herein to occur at the Closing will be exchanged by email or facsimile transmission, with original counterparts to follow by next business day courier delivery. Except
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as otherwise provided herein, all actions taken at the Closing will be deemed to be taken simultaneously.
     1.2 Indemnification Agreements. As a condition concurrent to the Closing, among other such conditions that are set forth in Sections 5 and 6 hereof:(i) UDW shall execute and deliver the indemnification agreement, substantially in the form attached hereto as Exhibit F (the “UDW Indemnification Agreement”) that is referenced in Section 5.4(b) hereof and deposited the same into escrow for delivery to Hyundai; and (ii) Hyundai shall have executed and delivered the indemnification agreement, substantially in the form attached hereto as Exhibit G (the “Hyundai Indemnification Agreement”), that is referenced in Section 6.4(b) hereof and deposited the same into escrow for delivery to UDW.
     1.3 Escrow Agreement, Escrow Shares and Purchase Money.
          1.3.1 At the Closing, or as soon thereafter as the Escrow Agent shall receive the Purchase Money, UDW shall deliver or cause to be delivered to the Escrow Agent Six Million One Hundred Thousand (6,100,000) shares of Common Stock, as evidenced by the Escrow Certificates, registered in the name of Hyundai. The thirteen (13) Escrow Certificates shall consist of twelve (12) certificates evidencing Five Hundred Thousand (500,000) Escrow Shares and one (1) Escrow Certificate evidencing One Hundred Thousand (100,000) Escrow Shares. Each of the Escrow Certificates shall bear the Legend.
          1.3.2 Hyundai shall deposit One Million Five Hundred Thousand Dollars ($1,500,000) (the “Purchase Money”) with the Escrow Agent, in accordance with the Escrow Agreement.
          1.3.3 At the Closing or as soon thereafter as the Escrow Agent shall receive the Purchase Money, the Escrow Agent shall release the Escrow Shares, in accordance with the Escrow Agreement.
          1.3.4 At the Closing or as soon thereafter as the Escrow Agent shall receive the Purchase Money, the Escrow Agent shall wire transfer the Purchase Money to or upon the order of UDW, pursuant to the wire transfer instructions set forth on Annex 1.3.4 hereto.
     1.4 Delivery of the Warrant. At the Closing, UDW shall deliver or cause to be delivered to Hyundai the Warrant, substantially in the form attached hereto as Exhibit C.
     1.5 Registration Rights Agreement. At the Closing, UDW and Hyundai shall execute and deliver to each other the Registration Rights Agreement substantially in the form attached hereto as Exhibit D.
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     1.6 Voting Agreement. At the Closing, Hyundai shall execute and deliver to UDW the Voting Agreement, substantially in the form attached hereto as Exhibit E.
     1.7 Shareholders’ Rights Agreement. Immediately prior to the Closing, UDW shall waive its rights to purchase shares of UDW Common Stock in accordance with its Shareholders’ Rights Agreement, as set forth in the Shareholders’ Rights Agreement Amendment, substantially in the form attached hereto as Exhibit H.
     1.8 The SI&R Agreement. At the Closing, UDW and Hyundai shall execute and deliver to each other the SI&R Agreement substantially in the form attached hereto as Exhibit A.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF UDW
     Except as set forth in the UDW disclosure schedule (the “Disclosure Schedule”); it being understood that information disclosed on the Disclosure Schedule as an exception to a specific representation and warranty shall be deemed to be an exception to any other representation and warranty to the extent that it is reasonably clear from the context of such section of the Company Disclosure Schedule that the information disclosed therein relates to such other representation and warranty), the Company represents and warrants to Parent and Sub as follows:
     2.1 Disclosure Schedule. The Disclosure Schedule attached hereto as Annex 2.1 is divided into sections that correspond to the sections of this Agreement.
     2.2 Corporate Organization, etc. UDW is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in the State of Texas and in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as such term is defined in Section 8.13 hereof) on UDW. The Disclosure Schedule contains a list of all jurisdictions in which UDW is qualified or licensed to do business and includes complete and correct copies of UDW’s Articles of Incorporation and bylaws.
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     2.3 Capitalization. The authorized capital securities of UDW are set forth in the Disclosure Schedule. The shares of Common Stock (“UDW Common Stock”) and Preferred Stock (“UDW Preferred Stock”) of UDW outstanding, as of the date of this Agreement and as set forth in the Disclosure Schedule, represent all of the issued and outstanding capital stock of UDW. All issued and outstanding shares of UDW Common Stock and UDW Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Other than as set forth in the Disclosure Schedule, there are no other equity securities of UDW outstanding or any securities convertible into or exchangeable for such interests, securities or rights (“Derivative Securities”). Other than as set forth on the Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which UDW is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of UDW, including any right of conversion or exchange under any security or other instrument. The Disclosure Statement sets forth a complete list of all subsidiaries of UDW and the Articles of Incorporation and By-laws of each such subsidiary.
     2.4 Authorization. UDW has all requisite power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and the Transaction Documents. This Agreement and the Transaction Documents have been duly and validly executed and delivered by UDW and are the valid and binding legal obligations of UDW enforceable against UDW in accordance with their respective terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.
     2.5 Non-Contravention Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated herein or in the Transaction Documents will:
          (a) violate, contravene or be in conflict with any provision of the Articles of Incorporation or By-laws of UDW or any subsidiary of UDW (“Subsidiary”) in any material respect;
          (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which UDW or any Subsidiary is a party or by which UDW
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or any Subsidiary or any of their respective properties or assets is or may be bound;
          (c) result in the creation or imposition of any material pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever (“Encumbrances”) upon any property or assets of UDW or any Subsidiary under any debt, obligation, contract, agreement or commitment to which UDW or any Subsidiary is a party or by which UDW or any Subsidiary of any of their respective assets or properties are bound; or
          (d) to UDW’s knowledge, materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”); or
     2.6 Consents and Approvals. Except as set forth in the Disclosure Schedule, with respect to UDW, to UDW’s knowledge, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (“Consent”) any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement and the Transaction Documents by UDW or the consummation by UDW of the transactions contemplated herein and therein.
     2.7 Commission Filings; Financial Statements. (a) UDW has made available to Hyundai accurate and complete copies (including copies of exhibits) of each report, registration statement and definitive proxy and information statements filed by UDW with the Commission (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, “UDW Commission Documents”). All statements, reports, schedules, forms and other documents required to have been filed by UDW with the Commission have been so filed on a timely basis. As of the time it was filed with the Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each UDW Commission Document complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”); and (ii) no UDW Commission Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
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     (b) The financial statements contained in the UDW Commission Documents: (i) complied as to form in all material respects with the published rules and regulations of the Commission applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the Commission); and (iii) fairly present, in all material respects, the consolidated financial position of UDW and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of UDW and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.
     2.8 Absence of Undisclosed Liabilities. UDW does not have any liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the consolidated balance sheet as at March 31, 2006 included in UDW’s Form 10-KSB, or in the consolidated balance sheet as at September 30, 2006 included in UDW’s Form 10-QSB, filed with the Commission; or (b) Liabilities that are set forth on the Disclosure Schedule.
     2.9 Absence of Certain Changes. UDW has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, UDW has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on UDW.
     2.10 Litigation. Except as disclosed in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of UDW, threatened or contemplated by or against or involving UDW, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.
     2.11 Contracts and Commitments; No Default. Except as disclosed in Disclosure Schedule, UDW is not in material breach, violation or
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default, in the performance of any of its obligations under any UDW Contract, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of UDW, no other parties thereto are in a material breach, violation or default thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof.
     2.12 No Broker or Finder. Neither UDW nor, to the knowledge of UDW, any of its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the Transaction contemplated hereby, nor is there any basis known to UDW for any such fee or commission to be claimed by any person or entity.
     No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of UDW.
     2.13 Intercompany And Affiliate Transactions; Insider Interests. There are no material transactions, agreements or arrangements of any kind, direct or indirect, between UDW, on the one hand, and any director, officer, employee, stockholder, or affiliate of UDW, on the other hand currently in effect, not already disclosed through UDW’s public filings with the SEC and identified on the Disclosure by reference.
     2.14 Compliance with Law; Permits and Other Operating Rights. To the knowledge of UDW, except as set forth in the Disclosure Schedule, the properties, business and operations of UDW are and have been in compliance in all respects with all Laws applicable to UDW’s assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. UDW possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent UDW from being able to continue to use such permits and operating rights. UDW has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.
     2.15 Books and Records. The books of account, minute books, stock record books, and other material records of UDW, all of which have been made available to Hyundai, are complete and correct in all
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material respects and have been maintained in accordance with reasonable business practices. The minute books of UDW contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors and officers and committees of the board of directors of UDW. At the Closing, all of those books and records will be in the possession of UDW.
     2.16 Business Generally; Accuracy of Information. No representation or warranty made by UDW in this Agreement, the Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Hyundai at the Closing by or on behalf of UDW in connection with the Transaction contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.
     2.17 Gross Profitability. UDW represents and warrants that the Gross Profits to be recognize from the sale of the UDW Software and other professional services rendered by UDW shall not be less than Thirty-Five Percent (35%) of the actual resale value.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF Hyundai
     Hyundai represents and warrants to UDW as follows:
     3.1 Authorization and Power. Hyundai has all power and authority to enter into this Agreement and the Transaction Documents and to carry out the transactions contemplated herein and therein. Hyundai has taken all action required by law or otherwise to authorize the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein. This Agreement and the Transaction Documents are the valid and binding legal obligations of Hyundai enforceable against Hyundai in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors’ rights generally.
     3.2 Non-Contravention. Neither the execution, delivery and performance of this Agreement and the Transaction Documents nor the consummation of the Transaction will:
     (a) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or
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both, would constitute such a default), under any agreement to which Hyundai is a party; or
     (b) violate any Law of any Authority.
     3.3 Consents and Approvals. Except for the filing with the Commission of an Initial Statement of beneficial Ownership on Form 3 and a Schedule 13D, no Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Hyundai, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Hyundai.
     3.4 Litigation. There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of Hyundai, threatened or contemplated by or against or involving Hyundai, its assets, properties or business, whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement and the Transaction Documents or in connection with the Transaction.
     3.5 No Broker or Finder. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by UDW in connection with the Transaction based upon arrangements made by or on behalf of Hyundai.
     3.6 Accredited Investor Status. Hyundai is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated by the Commission under the Securities Act.
     3.7 Access to UDW Information. Hyundai has had the opportunity to examine UDW Commission Documents and the Disclosure Schedule and to obtain additional information concerning UDW from UDW.
     3.8 Restricted Securities. Hyundai understands that the stock certificates representing the Escrow Shares bear the Legend and that, when issued, the Warrant Shares will also bear the Legend.
     3.9 Gross Profitability. Hyundai represents and warrants that the Gross Profits to be recognize from the resale of the Machines and Enhanced Machines shall not be less than Thirty-Five Percent (35%) of the actual resale value.
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ARTICLE 4
COVENANTS OF THE PARTIES
     4.1 Filings; Consents. The Parties agree to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the Transaction, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the Transaction at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the Transaction; and (ii) the satisfaction of the conditions to consummation of the Transactions.
     4.2 Further Assurances; Cooperation; Notification. Each of the Parties hereto will, at and after Closing, execute and deliver such instruments and take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement and the Transaction Documents.
     4.3 Public Announcements. Neither of the Parties hereto will make any public announcement with respect to the Transaction without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however, that either of the Parties hereto may at any time make any announcements that are required by applicable Law so long as the Party so required to make an announcement promptly upon learning of such requirement notifies the other Party of such requirement and discusses with the other Party in good faith the exact proposed wording of any such announcement.
     4.4 Satisfaction of Conditions Concurrent. Each Party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions concurrent that are applicable to them, and to cause the Transaction to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required in order to effect the Transaction.
     4.5 Time is of the Essence. The Parties agree that time is of the essence and therefore will take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective this Transaction as soon as reasonably practicable.
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ARTICLE 5
CONDITIONS TO THE OBLIGATIONS OF HYUNDAI
     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Hyundai to effect the Transaction is subject to the satisfaction at the Closing, or waiver by Hyundai, of each of the following conditions:
     5.1 Representations and Warranties. The representations and warranties of UDW contained in this Agreement and the Transaction Documents, including without limitation in the Disclosure Schedule delivered to UDW as Annex 2.1, are true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.
     5.2 Performance. UDW will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the Transaction Documents to be performed or complied with by UDW on the Closing.
     5.3 Required Approvals and Consents.
          5.3.1 All action required by Law to authorize the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transaction will have been duly and validly taken.
          5.3.2 All Consents of or from all Authorities required hereunder to consummate the Transaction will have been delivered, made or obtained, and Hyundai will have received copies thereof.
     5.4 Agreements and Documents. Hyundai will have received the following agreements and documents, each of which will be in full force and effect:
          5.4.1 a certificate executed by UDW confirming that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.7 and 5.8 have been duly satisfied.
          5.4.2 the duly executed and delivered SI&R Agreement that is attached hereto as Exhibit A and incorporated herein by reference.
©2006 Hyundai Syscomm Corp. Stock Purchase Agreement with US Dataworks, Inc.
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          5.4.3 the duly executed and delivered Escrow Agreement that is attached hereto as Exhibit B and incorporated herein by reference.
          5.4.4 the duly executed and delivered Warrant that is attached hereto as Exhibit C and incorporated herein by reference.
          5.4.5 the duly executed and delivered Registration Rights Agreement that is attached hereto as Exhibit D and incorporated herein by reference.
          5.4.6 the duly executed and delivered Voting Agreement that is attached hereto as Exhibit E and incorporated herein by reference.
          5.4.7 the duly executed and delivered UDW Indemnity Agreement that is attached hereto as Exhibit F and incorporated herein by reference.
          5.4.8 the duly executed and delivered Shareholders’ Rights Agreement Amendment that is attached hereto as Exhibit H and incorporated herein by reference.
     5.5 Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of UDW since September 30, 2006, except as set forth in the Disclosure Schedule.
     5.6 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the Transaction or which, if successfully asserted, would, in the reasonable judgment of Hyundai, individually or in the aggregate, otherwise have a Material Adverse Effect on UDW’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the Transaction.
     5.7 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the Transaction or any of the conditions to the consummation of the Transaction.
     5.8 Appropriate Documentation. Hyundai will have received, in a form and substance reasonably satisfactory to Hyundai, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Hyundai may reasonably request, along with duly executed copies of the Transaction Documents by the Parties.
©2006 Hyundai Syscomm Corp. Stock Purchase Agreement with US Dataworks, Inc.
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ARTICLE 6
CONDITIONS TO OBLIGATIONS OF UDW
     Notwithstanding anything in this Agreement to the contrary, the obligation of UDW to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:
     6.1 Representations and Warranties. The representations and warranties of Hyundai contained in this Agreement and the Transaction Documents will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.
     6.2 Performance. Hyundai will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the Transaction Documents to be performed or complied with by Hyundai at the Closing.
     6.3 Required Approvals and Consents.
          6.3.1 All action required by Law to authorize the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transaction will have been duly and validly taken.
          6.3.2 All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and UDW will have received copies thereof.
     6.4 Agreements and Documents. UDW will have received the following agreements and documents, each of which will be in full force and effect:
          6.4.1 a certificate executed by Hyundai confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.7 and 6.8 have been duly satisfied.
          6.4.2 the duly executed and delivered SI&R Agreement that is attached hereto as Exhibit A and incorporated herein by reference.
          6.4.3 the duly executed and delivered Escrow Agreement that is attached hereto as Exhibit B and incorporated herein by reference.
©2006 Hyundai Syscomm Corp. Stock Purchase Agreement with US Dataworks, Inc.
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          6.4.4 the duly executed and delivered Registration Rights Agreement that is attached hereto as Exhibit D and incorporated herein by reference.
          6.4.5 the duly executed and delivered Voting Agreement that is attached hereto as Exhibit E and incorporated herein by reference.
          6.4.6 the duly executed and delivered UDW Indemnity Agreement that is attached hereto as Exhibit G and incorporated herein by reference.
     6.5 Adverse Changes. No material adverse change will have occurred in the ability of Hyundai to perform its obligations under this Agreement.
     6.6 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the Transactions or which, if successfully asserted, would, in the reasonable judgment of UDW, individually or in the aggregate, otherwise have a Material Adverse Effect on Hyundai’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.
     6.7 Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the Transaction or any of the conditions to the consummation of the Transaction.
     6.8 Appropriate Documentation. UDW will have received, in a form and substance reasonably satisfactory to UDW, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as UDW may reasonably request, along with duly executed copies of the Transaction Documents by the Parties.
ARTICLE 7
CERTAIN POST-CLOSING AGREEMENTS
     7.1 Hyundai’s Use of the UDW Name in Hyundai Territory. In order to facilitate Hyundai’s ability to sell Enhanced Machines in the Hyundai Territory, UDW hereby grants to Hyundai a paid up license to use the UDW name in connection with establishing new entities within the Hyundai Territory using any combination of the names Hyundai Syscomm Corp. and US Dataworks, Inc., or any other name acceptable to the Parties.
©2006 Hyundai Syscomm Corp. Stock Purchase Agreement with US Dataworks, Inc.
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     7.1.1 Hyundai shall be the sole owner of each such entity and Hyundai’s only obligation to UDW for incorporating UDW’s name into any such entity is, inter alia, to pay UDW a royalty (to be determined later) for the use of UDW’s name, the incorporation of the UDW Software and the UDW transaction fee (where applicable) in the Enhanced Machines sold in the Hyundai Territory.
     7.1.2 Hyundai shall be obligated to provide an explicit statement that the marks US Dataworks® and Clearingworks® are the registered U.S. trademarks of UDW and any usage of such marks require the express written consent of UDW. Hyundai shall provide UDW with advance written notice of any use of UDW’s trademarks and UDW shall have the right to monitor such use to ensure proper usage of its marks.
     7.1.3 Hyundai’s right to use the UDW name within the Hyundai Territory shall terminate upon: (i) the termination of the SI&R Agreement, or (ii) thirty (30) days following UDW’s notice to Hyundai of a material breach of this Section 7.1 that has remained uncured for such 30-day period.
     7.2 Proxy for the Escrow Shares and the Warrant Shares. Hyundai agrees to provide Charles E. Ramey, the present Chief Executive Officer of UDW, or, in the event of Mr. Ramey no longer serving in such capacity, the successor Chief Executive Officer of UDW, with a proxy covering all of the Escrow Shares and Warrant Shares Hyundai has the right to vote, as set forth in the Voting Agreement, substantially in the form attached hereto as Exhibit E.
     7.3 Crediting of Gross Profits to Hyundai. As provided in the Warrant, Hyundai may, at its election, take all or any portion of its allocation of Gross Profits in the form of cash and/or in the form of Warrant Shares becoming exercisable under the Warrant. All Warrant Shares shall be issued and become exercisable in accordance with the terms and conditions of the Warrant. The Warrant shall be exercisable for a maximum number of Warrant Shares, that, when added to the Escrow Shares, would make Hyundai an owner of up to Thirty-Nine and Nine-Tenths Percent (39.9%) of the outstanding shares of UDW Common Stock; but in no event to exceed Fourteen Million Three Hundred Thousand (14,300,000) shares in the aggregate. Any Warrant Shares becoming exercisable but not issued because of the Thirty-Nine and Nine-Tenths Percent (39.9%) maximum limit, set forth in the preceding sentence, shall be promptly issuable to Hyundai upon exercise of the Warrant upon the increase of UDW’s outstanding shares of Common Stock so that, to the extent the Warrant is exercised by Hyundai, Hyundai shall retain its up to Thirty-Nine and Nine-Tenths Percent (39.9%) of the outstanding UDW Common Stock.
©2006 Hyundai Syscomm Corp. Stock Purchase Agreement with US Dataworks, Inc.
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     7.4 Minimum Revenues Adjustment. In the event the Minimum Revenues are not recognized by UDW by March 31, 2008, Hyundai shall pay UDW a price adjustment (“Minimum Revenues Adjustment”) over and above the purchase price it paid for the Escrow Shares. The Minimum Revenues Adjustment shall equal: (i) the purchase price of the Escrow Shares ($1,500,000); (ii) plus, the number of Warrant Shares issued, multiplied by: the Vesting Rate ($1.00) added to the Exercise Price ($0.01)(as such terms are defined in the Warrant); (iii) the sum of subsections (i) and (ii), divided by the sum of the number of Escrow Shares (6,100,000) and Warrants Shares issued to Hyundai under the Warrant; (iv) the quotient calculated in subsection (iii), subtracted from Thirty-Two Cents ($0.32) (the “Adjustment Price Per Share”); and, (v) the difference determined in subsection (iv), multiplied by the number of Escrow Shares (6,100,000). If the Minimum Revenues Adjustment is zero or a negative number, no additional payment is due. Hyundai shall pay UDW the Minimum Revenues Adjustment (if any) within thirty (30) days of Hyundai’s receipt of UDW’s written notice requesting such payment. Hyundai shall have the option to pay the Minimum Revenue Adjustment, if any, in cash or by surrendering to UDW shares of UDW Common Stock valued at the Adjustment Price Per Share.
     7.5 Gross Profits Audit. Upon reasonable advance notification by Hyundai, UDW shall, during normal business hours, make its financial records available to Hyundai for review and audit for the purposes verifying the accurate calculation of Gross Profits recognized by UDW from the sale or lease of Enhanced Machines in the UDW Territory. Hyundai will cooperate with UDW to arrange any such audit so as to be minimally disruptive to the normal business operations of UDW. Unless otherwise agreed by the parties (i) there shall not be more than one (1) audit during each UDW fiscal quarter, and, (ii) the costs and expenses attributable to any such audit shall be borne by Hyundai, unless such audit shall result in an increase of more than Five Percent (5%) in Gross Profits, in which case the costs and expenses attributable to the audit shall be borne by UDW.
ARTICLE 8
MISCELLANEOUS PROVISIONS
     8.1 Expenses. Except as otherwise provided herein, Hyundai and UDW will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.
©2006 Hyundai Syscomm Corp. Stock Purchase Agreement with US Dataworks, Inc.
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     8.2 Survival. The representations and warranties of the Parties shall survive the Closing for a period of two (2) years.
     8.3 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the Parties at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing and duly executed by all of the Parties hereto.
     8.4 Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a Party, such consent will be given in writing in the same manner as for waivers of compliance.
     8.5 No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a Party hereto and his respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.
     8.6 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment. Each Party shall afford the other Party with advance notification of any change in address or contact information.

If to UDW:	With a copy to:
US Dataworks, Inc.	Pillsbury Winthrop Shaw
5301 Hollister Road, Second Floor	Pittman LLP
Houston, Texas 77040	2475 Hanover Street
Attention: John J. Figone, Sr.	Palo Alto, California 94304-1114
Vice President & General Counsel	Attention: Richard Bebb, Esq.
Telephone: (713) 934-3855 x250	Telephone: (650) 233-4500
Facsimile: (713) 690-1426	Facsimile:
Email: jfigone@usdataworks.com	Email: rbebb@pillsburylaw.com
©2006 Hyundai Syscomm Corp. Stock Purchase Agreement with US Dataworks, Inc.
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If to Hyundai:	With a copy to:
Hyundai Syscomm Corp.	Peter B. Hirshfield, Esq.
1065 East Hillsdale Boulevard	Hirshfield Law
Suite 247	1035 Park Avenue, Suite 7B
Foster City, CA 94404	New York NY 10028-0912
Attention: Samuel Lee	Telephone: (646) 827-9362
Chairman of the Board	Facsimile: (646) 349-1665
Telephone: (510) 790-4500	Email: phirshfield@hirshfieldlaw.com
Facsimile: (415) 358-4551
Email: jack@hyundaisyscom.com
     8.7 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by UDW (whether voluntarily, involuntarily, by operation of law or otherwise) without the prior written consent of Hyundai.
     8.8 Governing Law. This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of California (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.
     8.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     8.10 Facsimile and Scanned Execution. Receipt by either Party of a counterpart of this Agreement manually signed and then scanned electronically and emailed to the other Party or manually signed and then sent by facsimile transmission to the other Party shall, for all purposes, be deemed to be an original counterpart with the same force and effect as the manually signed counterpart from which it was electronically reproduced.
     8.11 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.
     8.12 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the Parties hereto in respect of the transactions
©2006 Hyundai Syscomm Corp. Stock Purchase Agreement with US Dataworks, Inc.
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contemplated by this Agreement and together they are referred to as this Agreement or the Transaction Documents. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.
     8.13 Definition of Material Adverse Effect. “Material Adverse Effect” with respect to a Party means a material adverse change in or effect on the business, operations, financial condition, properties, liabilities or prospects of that Party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this Agreement or the transactions contemplated hereby, (ii) events or conditions arising from changes in general business or economic conditions, or (iii) changes in generally accepted accounting principles (“GAAP”).
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

UDW		Hyundai
US Dataworks, Inc.		Hyundai Syscomm Corp.

By:	/s/ Charles E. Ramey	By:	/s/ Samuel Lee

	Charles E. Ramey		Samuel Lee
	Chief Executive Officer		Chairman of the Board

Date:	December 29, 2006	Date:	December 30, 2006

©2006 Hyundai Syscomm Corp. Stock Purchase Agreement with US Dataworks, Inc.
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Annex 1.3.4
Wire Transfer Instructions
Wire Transfer Instructions:
Amegy Bank N.A.
Houston, TX
ABA #: 113011258
For Credit to : US Dataworks, Inc.
Account #: 3260410

Annex 2.1
Disclosure Schedule

Exhibit A
Software Integration and Resale Agreement

Exhibit B
Escrow Agreement

Exhibit C
Warrant

Exhibit D
Registration Rights Agreement

Exhibit E
Voting Agreement

Exhibit F
UDW Indemnity Agreement
     This Indemnification Agreement (this “Agreement”) is made as of the                      day of December, 2006, by and between US Dataworks, Inc. (“Indemnitor”) and Hyundai Syscomm Corp. (“Indemnitee”).
     WHEREAS, pursuant to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of the date hereof by and between Indemnitor, as UDW, and Indemnitee, as Hyundai, Indemnitor has agreed to sell to Indemnitee and Indemnitee has agreed to purchase from Indemnitor Six Million One Hundred Thousand (6,100,000) shares (the “Shares”) of Indemnitor’s Common Stock for and aggregate purchase price of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Purchase Price”); and
     WHEREAS, as a condition concurrent to the closing (the “Closing”) of the purchase and sale of the Shares, Indemnitor has agreed to execute and deliver this Agreement to Indemnitee; and;
     WHEREAS, Indemnitor wishes to provide this Agreement for indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement;
     NOW THEREFORE, Indemnitor and Indemnitee agree as follows:
     1. Indemnitor agrees that if Indemnitee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of: (a) any action or omission of Indemnitor or any officer, director, employee, counsel, accountant or other agent of Indemnitor or (b) the inaccuracy or incompleteness of the representations and warranties of Indemnitor set forth in the Stock Purchase Agreement, Indemnitee shall be indemnified and held harmless by Indemnitor to the fullest extent permitted or authorized by applicable law, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) (collectively “Expenses”) reasonably incurred or suffered by each Indemnitee in connection therewith, and such indemnification shall inure to the benefit of each officer, director, employee, counsel, accountant or other agent of Indemnitee.
     2. Indemnitor shall advance to Indemnitee to the extent permitted by law all reasonable costs and expenses incurred by Indemnitee in connection with a Proceeding within thirty (30) days after receipt by

Indemnitor of a written request, with appropriate documentation, for such advance. Such request shall include an undertaking by Indemnitee to repay the amount of such advance if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such costs and expenses.
     3. Promptly after receipt by Indemnitee of notice of any claim or the commencement of any Proceeding with respect to which Indemnitee is entitled to indemnity hereunder, Indemnitee or a representative of Indemnitee shall notify Indemnitor in writing of such claim or the commencement of such Proceeding, and Indemnitor shall (i) assume the defense of such Proceeding, (ii) employ counsel reasonably satisfactory to Indemnitee and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Indemnitee, at its own expense, shall be entitled to employ counsel separate from counsel for Indemnitor and from any other party in such action; provided, however, if Indemnitee reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Indemnitor not advisable or if Indemnitor fails to employ counsel to assume the defense of such proceeding, the reasonable fees and disbursements of such separate counsel for Indemnitee shall be paid by Indemnitor to the extent permitted by law; provided, however, that Indemnitor shall not be required to pay for more than one such separate counsel for Indemnitee. In addition, Indemnitee shall give Indemnitor such information and cooperation with regard to such Proceeding as Indemnitor may reasonably require and as shall be in the Indemnitee’s power.
     4. Indemnitor shall not be required to indemnify Indemnitee against settlements entered into without the consent of Indemnitor. Indemnitor shall not settle any Proceeding in any manner that would impose any penalty, limitation or admission on Indemnitee without the Indemnitee’s written consent. Neither Indemnitor nor Indemnitee shall unreasonably withhold its consent to any proposed settlement.
     5. If Indemnitee is entitled under any provision of this Agreement to indemnification by Indemnitor for some or a portion of the Expenses, but not, however, for the total amount thereof, Indemnitor shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Both Indemnitor and Indemnitee acknowledge that in certain instances, federal or state law or applicable public policy may prohibit Indemnitor from indemnifying Indemnitee under this Agreement or otherwise.
     6. If Indemnitee has not received full indemnification within thirty (30) days after making a written demand on Indemnitor for indemnification, Indemnitee shall have the right to enforce it indemnification rights under this Agreement by commencing litigation in any court in the State of California having subject matter

UDW Indemnification Agreement

jurisdiction thereof and in which venue is proper seeking an initial determination by the court. Indemnitor hereby consents to service of process and to appear in any such proceeding. The remedy provided for in this Section 6 shall be in addition to any other remedies available to Indemnitee in law or equity.
     7. It shall be a defense to any action brought by Indemnitee against Indemnitor to enforce this Agreement for Expenses incurred in defending a Proceeding in advance of its final disposition that it is not permissible under applicable law or under this Agreement for Indemnitor to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by Indemnitor as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on Indemnitor. Neither the failure of Indemnitor to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimants is proper under the circumstances because it has met the standard of conduct set forth in applicable law, nor an actual determination by Indemnitor that Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
     8. Indemnitor shall indemnify Indemnitee against any and all Expenses that are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification of Expenses by Indemnitor under this Agreement or any other agreement or under applicable law. In addition, Indemnitor shall, if so requested by Indemnitee, advance the foregoing Expenses to the Indemnitee.
     9. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. The indemnification rights afforded to Indemnitee under this Agreement are contract rights.
     10. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by Indemnitor and

UDW Indemnification Agreement

Indemnitee. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.
     11. In the event of payment under this Agreement, Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable Indemnitor effectively to bring suit to enforce such rights.
     12. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Indemnitor and Indemnitee and their respective successors and assigns.
     13. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing a provision held to be invalid, void, or otherwise unenforceable that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.
     14. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.
     15. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same instrument.
     16. Receipt by either Indemnitor or Indemnitee of a counterpart of this Agreement manually signed and then scanned electronically and emailed to the other or manually signed and then sent by facsimile transmission to the other shall, for all purposes, be deemed to be an original counterpart with the same force and effect as the manually signed counterpart from which it was electronically reproduced.
     17. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to

UDW Indemnification Agreement

have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

If to Indemnitee:	With a copy to:
Hyundai Syscomm Corp.	Peter B. Hirshfield, Esq.
1065 East Hillsdale Boulevard	Hirshfield Law
Suite 247	1035 Park Avenue, Suite 7B
Foster City, CA 94404	New York NY 10028-0912
Attention: Samuel Lee	Telephone: (646) 827-9362
Chairman of the Board	Facsimile: (646) 349-1665
Telephone: (510) 790-4500	Email: phirshfield@hirshfieldlaw.com
Facsimile: (415) 358-4551
Email: jack@hyundaisyscom.com

If to Indemnitor:	With a copy to:
US Dataworks, Inc.	Pillsbury Winthrop Shaw Pittman LLP
5301 Hollister Road, Second Floor	2475 Hanover Street
Houston, Texas 77040	Palo Alto, California 94304-1114
Attention: John J. Figone, Sr.	Attention: Richard Bebb, Esq.
Vice President & General Counsel	Telephone: (650) 233-4500
Telephone: (713) 934-3855 x250	Facsimile:
Facsimile: (713) 690-1426	Email: rbebb@pillsburylaw.com
Email: jfigone@usdataworks.com
Notice of change of address shall be effective only when done in accordance with this Section 17. All notices complying with this Section 17 shall be deemed to have been received on the earlier of the date of delivery or on the third business day after mailing.
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

	UDW	Hyundai

US Dataworks, Inc.		Hyundai Syscomm Corp.

By:		By:

	Charles E. Ramey		Samuel Lee
	Chief Executive Officer		Chairman of the Board

Date:		Date:

UDW Indemnification Agreement

Exhibit G
Hyundai Indemnity Agreement
     This Indemnification Agreement (this “Agreement”) is made as of the                      day of December, 2006, by and between US Dataworks, Inc. (“Indemnitee”) and Hyundai Syscomm Corp. (“Indemnitor”).
     WHEREAS, pursuant to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of the date hereof by and between Indemnitor, as Hyundai, and Indemnitee, as UDW, Indemnitor has agreed to purchase from Indemnitee and Indemnitee has agreed to sell to Indemnitor Six Million One Hundred Thousand (6,100,000) (the “Shares”) of Indemnitee’s Common Stock for and aggregate purchase price of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Purchase Price”); and
     WHEREAS, as a condition concurrent to the closing (the “Closing”) of the purchase and sale of the Shares, Indemnitor has agreed to execute and deliver this Agreement to Indemnitee; and;
     WHEREAS, Indemnitor wishes to provide this Agreement for indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement;
     NOW THEREFORE, Indemnitor and Indemnitee agree as follows:
     1. Indemnitor agrees that if Indemnitee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of: (a) any action or omission of Indemnitor or any officer, director, employee, counsel, accountant or other agent of Indemnitor or (b) the inaccuracy or incompleteness of the representations and warranties of Indemnitor set forth in the Stock Purchase Agreement, Indemnitee shall be indemnified and held harmless by Indemnitor to the fullest extent permitted or authorized by applicable law, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) (collectively “Expenses”) reasonably incurred or suffered by each Indemnitee in connection therewith, and such indemnification shall inure to the benefit of each officer, director, employee, counsel, accountant or other agent of Indemnitee.
     2. Indemnitor shall advance to Indemnitee to the extent permitted by law all reasonable costs and expenses incurred by

Indemnitee in connection with a Proceeding within thirty (30) days after receipt by Indemnitor of a written request, with appropriate documentation, for such advance. Such request shall include an undertaking by Indemnitee to repay the amount of such advance if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such costs and expenses.
     3. Promptly after receipt by Indemnitee of notice of any claim or the commencement of any Proceeding with respect to which Indemnitee is entitled to indemnity hereunder, Indemnitee or a representative of Indemnitee shall notify Indemnitor in writing of such claim or the commencement of such Proceeding, and Indemnitor shall (i) assume the defense of such Proceeding, (ii) employ counsel reasonably satisfactory to Indemnitee and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Indemnitee, at its own expense, shall be entitled to employ counsel separate from counsel for Indemnitor and from any other party in such action; provided, however, if Indemnitee reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Indemnitor not advisable or if Indemnitor fails to employ counsel to assume the defense of such proceeding, the reasonable fees and disbursements of such separate counsel for Indemnitee shall be paid by Indemnitor to the extent permitted by law; provided, however, that Indemnitor shall not be required to pay for more than one such separate counsel for Indemnitee. In addition, Indemnitee shall give Indemnitor such information and cooperation with regard to such Proceeding as Indemnitor may reasonably require and as shall be in the Indemnitee’s power.
     4. Indemnitor shall not be required to indemnify Indemnitee against settlements entered into without the consent of Indemnitor. Indemnitor shall not settle any Proceeding in any manner that would impose any penalty, limitation or admission on Indemnitee without the Indemnitee’s written consent. Neither Indemnitor nor Indemnitee shall unreasonably withhold its consent to any proposed settlement.
     5. If Indemnitee is entitled under any provision of this Agreement to indemnification by Indemnitor for some or a portion of the Expenses, but not, however, for the total amount thereof, Indemnitor shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Both Indemnitor and Indemnitee acknowledge that in certain instances, federal or state law or applicable public policy may prohibit Indemnitor from indemnifying Indemnitee under this Agreement or otherwise.
     6. If Indemnitee has not received full indemnification within thirty (30) days after making a written demand on Indemnitor for indemnification, Indemnitee shall have the right to enforce it

Hyundai Indemnification Agreement

indemnification rights under this Agreement by commencing litigation in any court in the State of California having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court. Indemnitor hereby consents to service of process and to appear in any such proceeding. The remedy provided for in this Section 6 shall be in addition to any other remedies available to Indemnitee in law or equity.
     7. It shall be a defense to any action brought by Indemnitee against Indemnitor to enforce this Agreement for Expenses incurred in defending a Proceeding in advance of its final disposition that it is not permissible under applicable law or under this Agreement for Indemnitor to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by Indemnitor as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on Indemnitor. Neither the failure of Indemnitor to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimants is proper under the circumstances because it has met the standard of conduct set forth in applicable law, nor an actual determination by Indemnitor that Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
     8. Indemnitor shall indemnify Indemnitee against any and all Expenses that are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification of Expenses by Indemnitor under this Agreement or any other agreement or under applicable law. In addition, Indemnitor shall, if so requested by Indemnitee, advance the foregoing Expenses to the Indemnitee.
     9. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. The indemnification rights afforded to Indemnitee under this Agreement are contract rights.

Hyundai Indemnification Agreement

     10. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by Indemnitor and Indemnitee. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.
     11. In the event of payment under this Agreement, Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable Indemnitor effectively to bring suit to enforce such rights.
     12. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Indemnitor and Indemnitee and their respective successors and assigns.
     13. If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing a provision held to be invalid, void, or otherwise unenforceable that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.
     14. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.
     15. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same instrument.
     16. Receipt by either Indemnitor or Indemnitee of a counterpart of this Agreement manually signed and then scanned electronically and emailed to the other or manually signed and then sent by facsimile transmission to the other shall, for all purposes, be deemed to be an

Hyundai Indemnification Agreement

original counterpart with the same force and effect as the manually signed counterpart from which it was electronically reproduced.
     17. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

If to Indemnitor:	With a copy to:
Hyundai Syscomm Corp.	Peter B. Hirshfield, Esq.
1065 East Hillsdale Boulevard	Hirshfield Law
Suite 247	1035 Park Avenue, Suite 7B
Foster City, CA 94404	New York NY 10028-0912
Attention: Samuel Lee	Telephone: (646) 827-9362
Chairman of the Board	Facsimile: (646) 349-1665
Telephone: (510) 790-4500	Email: phirshfield@hirshfieldlaw.com
Facsimile: (415) 358-4551
Email: jack@hyundaisyscom.com

If to Indemnitee:	With a copy to:
US Dataworks, Inc.	Pillsbury Winthrop Shaw Pittman LLP
5301 Hollister Road, Second Floor	2475 Hanover Street
Houston, Texas 77040	Palo Alto, California 94304-1114
Attention: John J. Figone, Sr.	Attention: Richard Bebb, Esq.
Vice President & General Counsel	Telephone: (650) 233-4500
Telephone: (713) 934-3855 x250	Facsimile:
Facsimile: (713) 690-1426	Email: rbebb@pillsburylaw.com
Email: jfigone@usdataworks.com
Notice of change of address shall be effective only when done in accordance with this Section 17. All notices complying with this Section 17 shall be deemed to have been received on the earlier of the date of delivery or on the third business day after mailing.
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Indemnitee:	Indemnitor:
US Dataworks, Inc.	Hyundai Syscomm Corp.

By:	By:

Charles E. Ramey		Samuel Lee
Chief Executive Officer		Chairman of the Board

Date:	Date:

Hyundai Indemnification Agreement

Exhibit H
Shareholders’ Rights Agreement Amendment